Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Fiscal 2014 Operating Results

October 4, 2013	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three months ended August 31, 2013. Sales for the three months ended August 31, 2013 decreased $781,218, or 21.2%, to $2,899,447 as compared to $3,680,665 for the same period last year. Net loss for the first quarter ended August 31, 2013 was $146,559, or ($.05) per diluted share, as compared to net income of $120,148, or $.04 per diluted share, for the same period last year.

For the first quarter ended August 31, 2013, sales in the Balancer segment decreased $361,208, or 16.0%, to $1,901,815 from $2,263,023 in the first quarter of Fiscal 2013. Sales of the Company’s balancer products decreased due to lower volumes of shipments primarily into China and also to a lesser extent into North America.

Sales in the Measurement segment decreased $420,010, or 29.6%, to $997,632 in the first quarter of Fiscal 2014 from $1,417,642 in the first quarter of the prior year. Measurement segment sales decreased from the prior period due primarily to lower volumes of shipments of Acuity® sensors and SMS laser-based surface measurement products. This decrease was offset by an increase in revenues associated with the Xact® propane tank line. Xact® revenues increased $23,055, or 8.0% to $310,526 in the first quarter of Fiscal 2014 from $287,471 in the first quarter of the prior year.

Gross profit for the first quarter decreased to 45.9% as compared to 50.9% in the first quarter of the prior year. This overall decrease in gross profit is primarily due to a shift in the product sales mix offset by the impact of lower sales volumes through the Asian distribution channels, which typically have higher discounts and lower margins. Operating expenses decreased $269,658, or 15.4%, to $1,478,466 for the three months ended August 31, 2013 as compared to $1,748,124 for the three months ended August 31, 2012.

“Our results for the first quarter of Fiscal 2014 reflect a decrease in sales of our SBS products, particularly in China as a result of a slowdown in the manufacturing sector of their economy, and a decline in sales of our Acuity sensors and our SMS laser-based surface measurement products, as compared to the first quarter of Fiscal 2013,” commented Jim Fitzhenry, President and CEO of Schmitt Industries. “Our full attention continues to be on new product and sales channel development within our SBS and SMS business segments, and we are encouraged by the opportunities for growing our market share in Europe, which was reinforced during the EMO 2013 trade show in Germany in mid-September. We continue to see improvement in our Xact® product line, which posted another increase in revenues as compared to first quarter prior year. We believe that we have the right strategies in place, and we are executing on plans to deliver improved financial results for Fiscal 2014,” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane tanks and transmit that data via satellite to a secure web site for display. The

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2013	May 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,959,659	$1,909,071
Accounts receivable, net of allowance of $30,835 and $30,576 at August 31, 2013 and May 31, 2013, respectively	2,153,434	1,980,685
Inventories	4,792,460	5,054,087
Prepaid expenses	162,269	219,492
Income taxes receivable	48,752	48,095

	9,116,574	9,211,430

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,805,951	1,805,951
Furniture, fixtures and equipment	1,312,371	1,312,028
Vehicles	121,835	121,835

	3,539,157	3,538,814
Less accumulated depreciation and amortization	(2,258,502)	(2,203,924)

	1,280,655	1,334,890

Other assets
Intangible assets, net	1,044,619	1,078,278

TOTAL ASSETS	$11,441,848	$11,624,598

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$524,276	$918,094
Accrued commissions	213,477	273,307
Accrued payroll liabilities	103,900	131,772
Other accrued liabilities	307,548	286,307
Line of credit	400,000	0

Total current liabilities	1,549,201	1,609,480

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at both August 31, 2013 and May 31, 2013	10,390,012	10,369,524
Accumulated other comprehensive loss	(328,324)	(331,924)
Retained earnings	(169,041)	(22,482)

Total stockholders’ equity	9,892,647	10,015,118

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,441,848	$11,624,598

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2013 AND 2012

(UNAUDITED)

	Three Months Ended August 31,
	2013	2012
Net sales	$2,899,447	$3,680,665
Cost of sales	1,568,325	1,806,717

Gross profit	1,331,122	1,873,948

Operating expenses:
General, administration and sales	1,351,702	1,632,815
Research and development	126,764	115,309

Total operating expenses	1,478,466	1,748,124

Operating income (loss)	(147,344)	125,824
Other income (expense)	3,453	512

Income (loss) before income taxes	(143,891)	126,336
Provision (benefit) for income taxes	2,668	6,188

Net income (loss)	$(146,559)	$120,148

Net earnings (loss) per common share:
Basic	$(0.05)	$0.04

Weighted average number of common shares, basic	2,990,910	2,990,910

Diluted	$(0.05)	$0.04

Weighted average number of common shares, diluted	2,990,910	3,005,291